Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Healthwarehouse.com, Inc. and Subsidiaries (the "Company") on Form S-8 of our report, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated March 20, 2017 [File No. 333-203692] with respect to our audits of the consolidated financial statements of Healthwarehouse.com, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the years then ended, which report is included in this Annual Report on Form 10-K of Healthwarehouse.com, Inc. and Subsidiaries for the year ended December 31, 2016.

/s/   Marcum LLP
        Marcum LLP

New York, NY
March 20, 2017